UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): February 16, 2010 (February 14, 2010)
Thor Industries, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-9235 (Commission File Number)	93-0768752 (IRS Employer Identification No.)

419 West Pike Street, Jackson Center, Ohio (Address of Principal Executive Offices)	45334-0629 (Zip Code)
Registrant’s telephone number, including area code: (937) 596-6849
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.
     On February 14, 2010, a fire occurred at the northern production facility (the “Facility”) on a manufacturing site of Thor Industries, Inc. (the “Company”) located near Imlay City, Michigan. The Facility is one of the Company’s principal manufacturing locations for its Champion and General Coach America bus lines. The fire resulted in the destruction of a significant portion of the work in process, raw material and equipment contained in the Facility. There were no reported injuries and the origin of the fire is unknown at this time.
     The Company is currently evaluating the extent of the damage resulting from the fire and the amount of loss is unknown at this time. The southern production plant, paint facility and other buildings at the site were not affected by the fire and remain intact. Within the next two weeks, the Company expects to resume limited production activities for its Champion and General Coach America buses in the southern manufacturing facility that is located on the same site. In addition, the Company has taken steps to address equipment and staffing reallocation. Many employees will continue to work out of the southern manufacturing facility and an office building on this site on a temporary basis.
     The Company expects that a portion of the loss resulting from the fire will be covered by its property and business interruption insurance. However, up to the first $5 million of the loss will be borne by the Company as a deductible for the policy.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Thor Industries, Inc.
Date: February 16, 2010	By:	/s/ Christian G. Farman
		Name:	Christian G. Farman
		Title:	Senior Vice President, Treasurer and Chief Financial Officer

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